Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Bioventus Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	297,700 (2)	$12.94 (3)	$3,852,238.00	$92.70 per $1,000,000	$357.10
Total Offering Amounts					$3,852,238.00		$357.10
Total Fee Offsets (4)							$--
Net Fee Due							$357.10
(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Consists of 74,500 shares of Class A common stock of Bioventus Inc. (the “Registrant”) reserved for issuance under the Inducement Award Restricted Stock Unit Agreement and 223,200 shares of the Registrant’s Class A common stock reserved for issuance under the Inducement Award Option Agreement, each to be entered into with Mark Singleton as a material inducement for his employment with the Registrant.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Global Select Market on March 25, 2022.
(4)The Registrant does not have any fee offsets.